EXHIBIT 5.1

                     Opinion of Bingham Dana LLP


Bingham Dana LLP
150 Federal Street
Boston, MA 02110

July 11, 2001

Access Pharmaceuticals, Inc.
2600 Stemmons Freeway, Suite 176
Dallas, Texas 75207

Re:   Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished in connection with the registration, pursuant to a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Act"), initially filed with the Securities and Exchange Commission on July 11, 2001 (the "Registration Statement"), of up to 332,857 outstanding shares (the "Shares") of common stock, par value
$0.01 per share (the "Common Stock"), of Access Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and up to 135,000 shares of Common Stock issuable upon exercise of currently outstanding warrants to purchase Common Stock (the "Warrant Shares"), to be sold by certain selling stockholders of the Company.

We have acted as counsel to the Company in connection with the foregoing registration of the Shares and the Warrant Shares. We have examined and relied upon originals or copies of such records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or advisable for purposes of this opinion. In our examinations, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

We have further assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

With respect to the Warrant Shares, we express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares are legally issued, fully paid and non-assessable and that the Warrant Shares, when issued upon the due exercise of and in accordance with the terms of the warrants under which such Warrant Shares are issuable, will be legally issued, fully paid and non-assessable.


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We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Registration Statement.

                              Very truly yours,

                              /s/ Bingham Dana LLP
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                              BINGHAM DANA LLP